FOR IMMEDIATE RELEASE	CONTACT:
Thursday, August 4, 2011	Kathleen Till Stange, Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Second Quarter 2011 Results

West Des Moines, Iowa, August 4, 2011 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended June 30,
	2011	2010
Net income attributable to FBL	$37,546	$22,323
Operating income	37,308	24,451
Earnings per common share (assuming dilution):
Net income	1.20	0.73
Operating income	1.19	0.80

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the second quarter of 2011 of $37.5 million, or $1.20 per diluted common share, compared to net income attributable to FBL of $22.3 million, or $0.73 per diluted common share, for the second quarter of 2010.

Operating Income(1). Operating income totaled $37.3 million, or $1.19 per common share, for the second quarter of 2011, compared to $24.5 million, or $0.80 per common share, for the second quarter of 2010. Second quarter 2011 operating income reflects:

•	strong earnings for both Farm Bureau Life and EquiTrust Life, reflecting the continued positive impact of actions taken to increase spreads and manage the profitability of our business

•	a one-time benefit of $0.26 per share from refinements to actuarial estimates

•	investment fee income of $0.07 per share, primarily due to higher than expected bond calls and prepayments

•	mortality experience higher than expectations
Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"I am pleased to report another quarter of strong financial results with net income of $1.20 per share and operating income of $1.19 per share. Even after excluding the benefit from refinements made to actuarial estimates, we delivered excellent core results. Sales were robust with premiums collected up 47 percent over the year ago quarter," said James E. Hohmann, Chief Executive Officer of FBL Financial Group, Inc. "These results, along with our strong capital position, continue our momentum and demonstrate the execution of our business fundamentals."

Product Revenues. Premiums and product charges for the second quarter of 2011 totaled $73.7 million compared to $73.2 million in the second quarter of 2010. Traditional life insurance premiums increased three percent while interest sensitive and index product charges decreased three percent, primarily due to a reduction in surrender charges.

Premiums collected(2) in the second quarter of 2011 totaled $376.1 million compared to $256.2 million in the second quarter of 2010. The Farm Bureau Life distribution channel had second quarter 2011 premiums collected of $183.5 million compared to second quarter 2010 premiums collected of $162.4 million. This reflects a 28 percent increase in traditional annuity sales, a nine percent increase in traditional and universal life insurance sales and a 26 percent decrease in variable sales, reflecting FBL's decision to discontinue variable sales. The EquiTrust Life independent channel had $190.0 million of premiums collected in the second quarter of 2011, compared to $87.6 million in the second quarter of 2010, reflecting the company's strategy of measured increases in business volume while maintaining a self-sustaining capital position.

Investment Income. Net investment income in the second quarter of 2011 totaled $188.3 million compared to $179.9 million in the second quarter of 2010. The increase is primarily due to an increase in average invested assets and an increase in investment fee income, partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at cost, was 5.97 percent for the six months ended June 30, 2011, compared to 6.02 percent for the six months ended June 30, 2010. At June 30, 2011, 94 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Derivative Income (Loss). FBL Financial Group reported derivative income of $0.3 million in the second quarter of 2011 compared to derivative loss of $54.3 million in the second quarter of 2010. Derivative income (loss) includes the impact of the change in value of the underlying market indices on which call options supporting FBL Financial Group's index annuity business are based. At the policy anniversary, gains from call options, if any, are passed on to the policyholder in the form of index credits. In accordance with the accounting rules for derivatives, gains and losses on these call options are offset by index credits and a corresponding change in the value of index product embedded derivatives.

Realized Gains/Losses on Investments. In the second quarter of 2011, FBL Financial Group recognized net realized gains on investments of $1.9 million compared to net realized losses on investments of $4.9 million in the second quarter of 2010. The net realized gains on investments of $1.9 million are attributable to gains on sales of $8.7 million, losses on sales of $1.9 million and impairments due to credit losses of $4.9 million.

Benefits and Expenses. Benefits and expenses totaled $214.3 million in the second quarter of 2011, an increase from $166.3 million in the second quarter of 2010, primarily reflecting the change in value of index product embedded derivatives. In addition, refinements made to actuarial estimates decreased amortization of deferred policy acquisition costs and amortization of value of insurance inforce by $8.1 million, or $0.26 per share.

Book Value Increase. As of June 30, 2011, the book value per share of FBL Financial Group common stock totaled $40.92, an increase of eleven percent from $36.95 at December 31, 2010. This reflects positive earnings results as well as improvement in the valuation of FBL Financial Group's investment portfolio. Book value per share, excluding accumulated other comprehensive income(3), increased to $37.54 at June 30, 2011 from $35.66 at December 31, 2010.

Capital and Liquidity. The company action level risk based capital ratios of FBL Financial Group's life insurance subsidiaries increased during the second quarter. The June 30, 2011 company action level risk based capital ratio was approximately 457 percent for Farm Bureau Life Insurance Company and approximately 426 percent for EquiTrust Life Insurance Company. FBL Financial Group maintains liquidity in the form of cash, short-term investments and U.S. Government and U.S. Government agency-backed securities that could be readily converted to cash. These totaled $1.7 billion as of June 30, 2011.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, August 5, 2011, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website, www.fblfinancial.com.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL Financial Group underwrites, markets and distributes life insurance and annuities to individuals and small businesses. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues:
Interest sensitive and index product charges	$29,567	$30,435	$60,370	$60,438
Traditional life insurance premiums	44,139	42,791	85,526	82,036
Net investment income	188,292	179,908	374,811	357,997
Derivative income (loss)	307	(54,285)	35,847	(31,949)
Net realized capital gains on sales of investments	6,877	2,187	11,261	6,916

Total other-than-temporary impairment losses	(13,029)	(31,356)	(31,091)	(58,510)
Non-credit portion in other comprehensive income	8,081	24,262	13,819	43,394
Net impairment loss recognized in earnings	(4,948)	(7,094)	(17,272)	(15,116)

Other income	3,980	3,931	8,979	6,950
Total revenues	268,214	197,873	559,522	467,272

Benefits and expenses:
Interest sensitive and index product benefits	137,646	128,454	273,932	250,638
Change in value of index product embedded derivatives	(10,586)	(58,602)	1,665	(32,546)
Traditional life insurance benefits	37,717	31,211	74,315	68,520
Policyholder dividends	4,356	4,387	8,656	9,060
Underwriting, acquisition and insurance expenses	32,004	49,663	85,988	93,601
Interest expense	5,631	6,117	11,740	12,235
Other expenses	7,504	5,055	12,404	9,309
Total benefits and expenses	214,272	166,285	468,700	410,817
	53,942	31,588	90,822	56,455
Income taxes	(16,819)	(10,511)	(28,607)	(18,466)
Equity income, net of related income taxes	405	1,207	1,804	2,302
Net income	37,528	22,284	64,019	40,291
Net loss attributable to noncontrolling interest	18	39	20	53
Net income attributable to FBL Financial Group, Inc.	$37,546	$22,323	$64,039	$40,344

Earnings per common share - assuming dilution	$1.20	$0.73	$2.05	$1.32

Weighted average common shares	30,732,936	30,387,039	30,673,184	30,333,357
Effect of dilutive securities	473,995	300,391	492,221	276,450
Weighted average common shares - diluted	31,206,931	30,687,430	31,165,405	30,609,807

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income attributable to FBL. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)
Net income attributable to FBL	$37,546	$22,323	$64,039	$40,344
Adjustments:
Net realized gains/losses on investments (a)	(1,407)	2,052	1,279	3,371
Change in net unrealized gains/losses on derivatives (a)	1,169	76	618	1,034
Operating income	$37,308	$24,451	$65,936	$44,749

Operating income per common share - assuming dilution	$1.19	$0.80	$2.11	$1.46

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	June 30, 2011	December 31, 2010
Book value per share	$40.92	$36.95
Less: Per share impact of accumulated other comprehensive income	3.38	1.29
Book value per share, excluding accumulated other comprehensive income	$37.54	$35.66

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $105.4 million at June 30, 2011 and $39.9 million at December 31, 2010. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2011	December 31, 2010
Assets
Investments	$13,506,283	$13,069,742
Cash and cash equivalents	174,412	4,794
Deferred policy acquisition costs	739,130	812,025
Deferred sales inducements	236,602	259,148
Other assets	447,258	435,341
Assets held in separate accounts	759,927	753,050
Total assets	$15,863,612	$15,334,100

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$12,396,156	$12,008,337
Other policy funds, claims and benefits	757,057	746,137
Debt	371,139	371,168
Other liabilities	299,338	308,994
Liabilities related to separate accounts	759,927	753,050
Total liabilities	14,583,617	14,187,686

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	126,105	118,165
Class B common stock	7,522	7,522
Accumulated other comprehensive income	105,403	39,895
Retained earnings	1,037,892	977,740
Total FBL Financial Group, Inc. stockholders' equity	1,279,922	1,146,322
Noncontrolling interest	73	92
Total stockholders' equity	1,279,995	1,146,414
Total liabilities and stockholders' equity	$15,863,612	$15,334,100

Common shares outstanding	31,206,396	30,942,058